EXHIBIT 99.a


                           GLOSSARY


     As used in this Prospectus, the following definitions of terms are applicable:

     "Acquisition Expenses": Include, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, accounting fees and expenses, title insurance, mortgage fees, acquisition fees and brokerage commissions paid to third parties, non-refundable option payments on property not acquired, and miscellaneous expenses related to selection and acquisition of properties, or investment in mortgage loans, whether or not acquired.

     "Acquisition Fees": The total of all fees and commissions paid by any party in connection with the making or investing in mortgage loans or the purchase or development of property by the Partnership, except a development fee paid to a person not affiliated with a sponsor in connection with the actual development of a project after acquisition of the land by the program. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, development fee, nonrecurring management fee, or any fee of a similar nature, however designated.

     "Additional Limited Partner(s)": All those who are admitted to the Partnership as limited partners after the Initial Limited
Partner.

     "Affiliate": (i) any person directly or indirectly controlling, controlled by, or under common control with, another person, (ii) a person owning or controlling 10% or more of the outstanding voting securities or beneficial interests of such other person, (iii) any officer, director, partner, trustee or any other person acting in a substantially similar capacity of such person, and (iv) if such other person is an officer, director, partner, trustee or holder of 10% or more of the voting securities or beneficial interests of such person, any other entity for which such person acts in any capacity.

     "Average Annual Unreturned Invested Capital:" The total of all the Limited Partners' Original Invested Capital reduced by the total of all distributions of Net Proceeds from Sales or Refinancings (but not below zero) to Limited Partners, as reflected on the Partnership's books and records, weighted on a daily average basis for the period.

     "Capital Contribution": The gross amount of investment in the Partnership by all Limited Partners.

     "Code":  The Internal Revenue Code of 1986, as amended.

     "Final Closing Date": January 31, 1989, or such other date designated by the General Partner for the purchase of the last
Interest by a subscriber, but in no event later than one year from the date of the Prospectus.

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     "Front-End Fees":  Fees and expenses paid by any party for any services rendered during the organization or acquisition phase of the offering, including Organizational and Offering Expenses, Acquisition Fees, Acquisition Expenses, and Mortgage Loan Origination and Acquisition Fees and Expenses.

     "General Partner": USAA Investors II, Inc. or its successor.

     "Gross Revenues": All Partnership revenues from whatever source derived, exclusive of (i) Partners' capital contributions and (ii) proceeds from the borrowing of funds by the Partnership, the sale of Properties or Mortgage Loans, the refinancing of Properties or the payment of principal on Mortgage Loans.

     "Initial Admittance Date":  The date on which the first
Additional Limited Partner is admitted to the Partnership.

     "Initial Limited Partner": USAA Real Estate Company, who shall withdraw from the Partnership as a Limited Partner on the Initial Admittance Date.

     "Interest": The limited partnership interest in the Partnership acquired by the payment to the Partnership of $500 per interest purchased, upon an initial minimum purchase of 5 interests and additional purchases in increments of 1 interest.

     "Investment In Properties": The amount of Capital Contributions used to make or invest in mortgage loans or the amount actually paid or allocated to the purchase, development construction or improvement of properties acquired by the program (including the purchase of properties, working capital reserves allocable thereto (except that working capital reserves in excess of 5% shall not be included), and other cash payments such as interest and taxes but excluding Front-End Fees).

     "Limited Partners": All persons who are admitted to the Partnership as limited partners.

     "Loan Origination and Commitment Fees": Means a fee charged by the General Partner or an Affiliate, not in excess of 4% of the Mortgage Loan, of an applicant for extention of a Mortgage Loan, by the Partnership for the receipt and processing of the applicant's Mortgage Loan application.

     "MAI Appraiser": An independent appraiser who is a member in good standing of the American Institute of Real Estate
Appraisers ("MAI") and who has had experience in appraising property that is comparable to the particular property involved.

     "Management Fee": The fee payable to the General Partner in an amount equal to 10% of Net Cash from Operations in consideration of management services rendered.

     "Mortgage Loan" or "Mortgage Loans": One or more of the mortgage loans actually made by the Partnership.

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     "Mortgage Loan Servicing Fee":  The fees and other
compensation payable by the Partnership to the General Partner or its Affiliates on account of its services to the Partnership in collecting principal and interest and other payments to which the Partnership is entitled on the Mortgage Loans, the administration and supervision of the rights and participations of the Partnership under its Mortgage Loans, the supervision of legal proceedings where such payments are delinquent or in arrears and otherwise supervising and monitoring the Partnership and the Mortgage Loans made by the Partnership.

     "Net Cash from Operations": Cash receipts from Gross Revenues after deducting (i) operating expense (without deduction for depreciation), (ii) amounts set aside for reasonable reserves plus any earnings thereon, (iii) payments on the Partnership's other current obligations (other than the Management Fee), including the Mortgage Loan Servicing Fee and (iv) any earnings or interest on Partnership funds prior to investment of such funds in the Properties or the Mortgage Loans (except in the event the Partnership is dissolved and terminated, in which case such earnings and interest shall constitute Net Cash from Operations).

     "Net Proceeds from Sales or Refinancings": Cash receipts realized by the Partnership from sales of the Properties or Mortgage Loans, the refinancing of Properties or the payment of principal on any Mortgage Loans after (i) amounts set aside for reasonable reserves and (ii) payments on the Partnership's other current obligations.

     "Nonrecourse Deductions": Partnership losses or deductions attributable to Nonrecourse Liabilities which for each Partnership taxable year shall equal in the aggregate for the Partnership the net increase, if any, in the amount of Partnership Minimum Gain during that taxable year. The Nonrecourse Deductions for a Partnership taxable year shall consist first of depreciation or cost recovery deductions with respect to items of Partnership property subject to one or more Nonrecourse Liabilities of the Partnership to the extent of the increase in Partnership Minimum Gain attributable to the Nonrecourse Liabilities to which each such item of property is subject, with the remainder of such Nonrecourse Deductions, if any, made up of a pro rata portion of the Partnership's other items of deduction or loss for that taxable year. If, however, such depreciation or cost recovery deductions exceed the net increase in Partnership Minimum Gain, a proportional share of each such deduction shall constitute a Nonrecourse Deduction. If the net increase in Partnership Minimum Gain during a Partnership taxable year exceeds the total amount of items of Partnership loss or deduction for such taxable year then an amount of Partnership loss and deduction for the Partnership's next succeeding taxable year (or years) equal to such excess shall constitute Nonrecourse Deductions, as if there had been a net increase in Partnership Minimum Gain during such succeeding taxable year (or years) in the amount of such excess.

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     "Nonrecourse Liability":  A liability of the Partnership (or portion thereof) with respect to which none of the Partners (or any person related to a Partner) has any economic risk of loss
(other than through their interest as Partners in the Partnership's assets subject to the liability).

     "Organizational and Offering Expenses": Expenses incurred in connection with the organization of the Partnership and the offering of the Interests including selling commissions, legal fees, accounting fees, escrow fees, printing costs, filing and qualification fees, reimbursement of expenses incurred by the General Partner or its Affiliates, and other disbursements in connection with the sale and distribution of Interests.

     "Original Invested Capital":  An amount equal to $500 per
Interest.

     "Partner":  A General Partner or any Limited Partner.

     "Partnership": The partnership formed and continued under the Amended and Restated Agreement of Limited Partnership attached as Exhibit A.

     "Partnership Minimum Gain": The amount determined by computing, with respect to each Nonrecourse Liability, the amount of gain, if any, that would be realized by the Partnership if it disposed of (in a taxable transaction) the Property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed.

     "Partner's Share of Partnership Minimum Gain": As to any Partner at the end of any Partnership taxable year, the amount equal to the aggregate Nonrecourse Deductions allocated to such Partner (and such Partner's predecessors in interest) up to that time, less such Partners (and such predecessor's) aggregate share of the net decreases in Partnership Minimum Gain up to that time. A Partner's share of the net decrease in Partnership Minimum Gain during a Partnership taxable year equals an amount that bears the same relation to the net decrease in Partnership Minimum Gain during such year as such Partner's Share of Partnership Minimum Gain at the end of the prior taxable year of the Partnership bears to the amount of Partnership Minimum Gain at the end of such prior year.

     "Preferred Return": The cumulative non-compounded preferred return to each Limited Partner equal to 6% per annum in the case of investments in properties or (10% per annum as to that portion of the Partnership funds invested in mortgage loans, weighted on a daily average basis for the period) on his Average Annual Unreturned Invested Capital payable from either distributions of Net Cash from Operations or Net Proceeds from Sales or Refinancings or both. Such cumulative preferred return shall be calculated from the date the owner of such Interests is admitted as a Limited Partner.

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     "Property" or "Properties":  One or more of the properties actually acquired by the Partnership.

     "Prospectus":  The prospectus contained in the Registration
Statement filed with the Securities and Exchange Commission.

     "Purchase Price": The price paid upon the purchase or sale of a Property, including the amount of Acquisition Fees and all liens and mortgages on the Property, but excluding points and prepaid interest.

     "Qualified Trust": Any employee benefit plan or other entity subject to the provisions of Title I of ERISA or described in Code Section 4975(e)(1) (other than a plan described in Code Sections 4975(g)(2) or 4975(g)(3)), including an individual retirement account defined in Code Section 408(a).

     "Registration Statement":  The Partnership's Registration
Statement on Form S-11 filed with the Securities and Exchange
Commission and as amended from time to time.

     "Retirement Plan": An employee pension or profit-sharing plan established under section 401 of the Internal Revenue Code
Individual Retirement Accounts established under Section 408 of the Internal Revenue Code and H.R. 10 Plans.

     "Sales Agent":  USAA Investment Management Company, an
Affiliate of the General Partner.

     "Subordinated Disposition Fee": The fee payable to the General Partner or an Affiliate of the General Partner in connection with its services rendered in the sale or transfer of a Property.

     "Taxable Entity":  A person or entity that is not a Tax-Exempt Entity.

     "Taxable Limited Partner":  A Limited Partner that is a
Taxable Entity on the date that he or it is admitted to the Partnership.

     "Tax-Exempt Entity": A person or entity that is a tax-exempt entity within the meaning of Code Section 168(h)(2)(A) as in effect after December 31, 1986, including (i) the United States, any State or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing, (ii) an organization (other than a cooperative described in Code Section 521) which is exempt from tax imposed by Chapter 1 of Subtitle A of the Code, and (iii) any foreign person or entity.

     "Tax-Exempt Limited Partner":  A Limited Partner that is a
Tax-Exempt Entity on the date that he or it is admitted to the Partnership.